  EXHIBIT 3.19

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A (Only one document may be corrected per certificate.)

INSTRUCTIONS:
1.	Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2.	Name of document with inaccuracy or defect.
3.	Filing date of document with inaccuracy or defect.
4.	Brief description of inaccuracy or defect.
5.	Correction of inaccuracy or defect.
6.	Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State:
MedWellAI, Inc.
Entity or Nevada Business Identification Number (NVID): NV20111196635
2. Document:	Name of document with inaccuracy or defect:
Profit Corporation: Certificate of Amendment
3. Filing Date:	Filing date of document which correction is being made: August 18, 2023
4. Description:	Description of inaccuracy or defect:

The Certificate of Amendment erroneously stated a total authorized share number of 302,007,000 and an authorized share number of preferred stock of 2,007,000. Please see Exhibit A for entire description.

5. Correction:	Correction of inaccuracy or defect:
The authorized share number of preferred stock should have remained at 20,000,000. Please see Exhibit A for entire correction.
6. Signature:
(Required)
	✖	/s/ Steve Rubak	04/13/2026
		Signature	Date

This form must be accompanied by appropriate fees.

Revised: 8/1/2023

Exhibit A

4. Description of inaccuracy or defect:

The Certificate of Amendment erroneously amended Article 3 of the Articles of Incorporation, as amended, of MedWellAI, Inc. (the “Company”) to state a total authorized share number of 302,007,000 and an authorized share number of preferred stock of 2,007,000 where only the authorized share number of common stock should have been amended to 300,000,000. The authorized share number of preferred stock should have remained at 20,000,000, as stated in the Company’s previous Articles of Incorporation filings.

5. Correction of inaccuracy or defect:

The following text in the Certificate of Amendment:

“3. The corporation shall have authority to issue a total of Three Hundred Two Million Seven Thousand (302,007,000) shares, of which Three Hundred Million (300,000,000) shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and Two Million Seven Thousand (2,007,000) shares shall be Preferred Stock (the “Preferred Stock”)” is hereby corrected in its entirety with the following:

“3. The corporation shall have authority to issue a total of Three Hundred Twenty Million (320,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and Twenty Million (20,000,000) shares shall be Preferred Stock (the “Preferred Stock”)”